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                                  THE HARTFORD

                        HARTFORD LIFE INSURANCE COMPANY
                              200 HOPMEADOW STREET
                               SIMSBURY, CT 06089

                        STANDARD DEATH BENEFIT RIDER II

This rider is issued as part of the Contract to which it is attached, and is effective on the date it is issued to You. Except where this rider provides otherwise, it is subject to all of the conditions and limitations of the Contract. This rider modifies the Death Benefit of the Contract.

The following replaces the "DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE" section of Your Contract:

DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE

The Death Benefit before the Annuity Commencement Date and upon Our receipt of Due Proof of Death is equal to the Contract Value, minus the Premium Based Charge, if applicable.

Signed for HARTFORD LIFE INSURANCE COMPANY

     [ /s/ David N. Levenson           /s/ Terence Shields
     --------------------------------  --------------------------------------
     DAVID N. LEVENSON, PRESIDENT      TERENCE SHIELDS, CORPORATE SECRETARY ]

HL-SDB2-11                                                    PRINTED IN U.S.A.
                                                                    V0D472.FRM.